                                                                   Exhibit 3.02
                                    ADDENDUM
                                       TO
                                    INDENTURE
                                       OF
                                  JULY 31, 1997

                                     BETWEEN
                            BROOKE CREDIT CORPORATION
                                       AND
                          FIRST NATIONAL BANK AND TRUST

         Now on this 13th day of November, 1997, comes Brooke Credit Corporation, a corporation duly organized and existing under the laws of the State of Kansas (hereinafter called the "Company"), having its principal offices in Phillipsburg, Kansas and First National Bank and Trust, a national banking association, having its principal corporate office at 225 State Street, Phillipsburg, Kansas 67661, and authorized to accept and execute trusts (hereinafter referred to as "Trustee") and do hereby, amend the Indenture Agreement dated July 31, 1997, pursuant to the authority contained in Article
12.01 of said agreement, as follows:

         Article 2.04 is hereby amended to designate the Company as the "Bond Registrar" for the purpose of registering Bonds and transfers of Bonds pursuant to such Indenture Agreement. True and correct copies of such Bond Register and all updates, revisions and supplements thereto shall be provided to Trustee contemporaneously to the execution thereof. The Bond Register and all supporting documents shall be readily accessible to Trustee immediately upon request.

         Article 4.04 is hereby amended to grant Trustee a security interest in Company's cash or equivalents, bank accounts and bank certificates of deposit in addition to the assets described in the Indenture Agreement dated July 31, 1997.

         Pursuant to the authority of Article 12.01 (d), the terms and provisions of such Trust Agreement and all amendments thereto, are hereby extended to an additional series of bonds, denominated Series 1997D, in the total principal sum of $1,000,000 and denominations of $5,000.00 with interest payable semi-annually on January 1st and July 1st of each year, commencing on January 1, 1998, at the rate of 10.125% per annum and maturing on July 1, 2001.

         IN WITNESS WHEREOF, Brooke Credit Corporation, the Company, has caused this Addendum to be signed by its President and its corporate seal to be affixed hereunto and attested by its Secretary, and First National Bank and Trust, Trustee, has caused this Addendum to be signed by its Chairman & CEO and its corporate seal to be affixed hereunto and attested by its Secretary, all as of the day and year first above written.

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                                          Brooke Credit Corporation


                                          By: /s/ Michael Hess
                                              ---------------------------------
                                          Michael Hess, President

(Corporate Seal)

Attest:

/s/ James L. Bush
--------------------------------
James L. Bush, Secretary


                                          First National Bank and Trust


                                          By: /s/ Charles I. Moyer
                                              ---------------------------------
                                          Charles I. Moyer
                                          Chairman & CEO

Attest:

/s/ Stacye Redlinger
---------------------------------
Stacye Redlinger, Secretary


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